Exhibit 99.1

Rex Energy Exceeds Third Quarter Production Guidance and

Discloses Initial Horizontal Utica Shale Well Results

•	Company exceeds third quarter production high case guidance by 4%

•	Third quarter daily production rates increased 24% over the second quarter

•	Company completes first Utica Shale test well with a 9.2 MMcf/d 24-hour test rate

•	Third quarter 2011 EBITDAX increased 228% year-over-year

STATE COLLEGE, PA, November 1, 2011 (GLOBE NEWSWIRE) – Rex Energy Corporation

(Nasdaq: REXX) today announced its third quarter 2011 operational and financial results as well as fourth quarter 2011 and full year 2011 guidance.

Production Update

Rex Energy exceeded the high end of its third quarter production guidance of 42.0 MMcfe/d by approximately 4%, with an average daily production rate of 43.8 MMcfe/d. This is an increase of 24% over the second quarter of 2011 and an increase of 115% over the average daily production rate of the third quarter of 2010. Oil and natural gas liquids accounted for 36% of the total net production for the quarter.

After the effects of cash settled derivatives, realized natural gas prices were $5.07 per Mcf, realized oil prices were $86.05 per Bbl and realized natural gas liquids prices were $54.69 per Bbl, which was approximately 61% of the NYMEX quoted average price of oil for the quarter.

Utica Shale Test Well Results

Rex Energy completed its initial horizontal Utica Shale test well, the Cheeseman #1H. The well had a lateral length of 3,551 feet and was completed with 12 stages of fracture stimulation. The well is located in Muddy Creek Township, Butler County, Pennsylvania and had a stabilized 24-hour test rate of 9.2 MMcf/d of dry natural gas. The well is currently shut in and current plans are to have the well placed into sales once the gathering line is completed, which is scheduled in January 2012. The company is encouraged by these results and plans to drill and complete additional Utica Shale wells in Butler County during its 2012 drilling program. Rex will discuss its Pennsylvania Utica Shale development plans and expected well costs in December when the 2012 capital budget is released.

Operational Update

Note: Unless specifically stated otherwise in this operational update, all numbers are gross

Appalachian Basin – Butler Operated Area, Pennsylvania

In Butler County, PA, the company has drilled 29 gross (18.4 net) wells year-to-date, with 16 gross (11.2 net) wells fracture stimulated and placed into sales. The company currently has 20 gross (12.1 net) wells drilled and awaiting completion with another four gross (2.8 net) wells completed and awaiting pipeline infrastructure. The company expects to complete its 2011 fracture stimulation program with three wells on the seven well Grosick pad in November. Currently, Rex has one rig in its Butler operated area and will continue the one rig program through the first quarter of 2012. For additional details on current drilling and completion operations, please refer to the company’s updated corporate presentation.

Total Operated Area – Butler County, PA
	Wells Drilled	Wells Fracture Stimulated	Wells Placed Into Service	Wells Awaiting Completion
YTD Operations	29	16	16	20
4Q11 Projection	1	3	6	18

FY 2011 Operations	30	19	22	18

The company’s midstream partners at Keystone Midstream have operated the Sarsen Plant at an average inlet of approximately 30.7 MMcf/d during the month of September. Keystone Midstream has received the permit for the Sarsen Plant’s Voll compressor station. The Voll compressor station is expected to be commissioned in January 2012 and will allow the plant to run at its full inlet capacity of 40.0 MMcf/d.

Keystone Midstream’s second cryogenic processing plant in Butler County, the Bluestone Plant, is in the final stages of permitting. Pending receipt of this permit under the current timeline, the anticipated commissioning of the Bluestone Plant will be in May 2012. The expected inlet capacity of the Bluestone plant is 50.0 MMcf/d. In January 2012, Rex expects to begin fracture stimulation and completion efforts on its inventory of drilled wells in anticipation of commissioning the Bluestone Plant.

Appalachian Basin – Westmoreland, Pennsylvania

In Rex Energy’s non-operated areas within Westmoreland County, Williams (the operator) is continuing to move forward with its 2011 program. At the end of the third quarter, Williams had drilled 20 gross (8.0 net) wells, fracture stimulated 14 gross (5.6 net) wells, and placed 12 gross (4.8 net) wells into service. For additional details on current drilling and completion operations, please refer to the company’s updated corporate presentation.

For the month of September, the average gross production from Rex Energy’s non-operated Marcellus wells in Westmoreland County was approximately 28.5 MMcf/d. Current expansion plans are underway to increase capacity into the Peoples Natural Gas line by commissioning a 35.0 MMcf/d high pressure line. EQT has also increased the capacity of their system that will allow for an additional 15.0 MMcf/d capacity at the Salem Beagle Club compressor station. Both projects are expected to be commissioned in December 2011.

Appalachian Basin – Clearfield and Centre Counties, Pennsylvania

In Clearfield and Centre Counties, Williams has recently completed fracture stimulation on the four-well Resource Recovery pad. The first two of four Resource Recovery wells, the #3-2H, and #3-4H, were drilled with average lateral lengths of 5,485 feet and have been placed into sales with a five-day and 15-

day average rate of 6.0 MMcf/d and 5.7 MMcf/d for each well, respectively. The second two of four wells, the Resource Recovery #3-1H and #3-3H, have average lateral lengths of 4,870 feet, and were recently placed into sales. Production rates from these two wells will be included with the company’s next operational update. Williams is not planning any further development in the Clearfield and Centre county area for the remainder of the year.

Total Non-Operated Area – Westmoreland, Clearfield, and Centre Counties, PA
	Wells Drilled	Wells Fracture Stimulated	Wells Placed Into Service		Wells Awaiting Completion
YTD Operations	24	18	17	[a]	12
4Q11 Projection	2	12	9		2

FY 2011 Operations	26	30	26		2

[a]	Well Counts as of October 31, 2011 – Includes two wells on the Resource Recovery pad placed into service early in the fourth quarter

Williams is currently running one rig in the non-operated area, and plans to continue a one-rig development program for 2012

Appalachian Basin – Warrior Prospect, Carroll County Ohio

Rex Energy has closed on its 11,000 acre position in Carroll County, Ohio which is prospective for the liquids portion of the Utica Shale. The company continues to lease additional acres in its Warrior prospect and is targeting a goal of 15,000 committed acres by year end.

The company has recently secured 15.0 MMcf/d of firm processing at Dominion’s Natrium Processing Facility, which is scheduled to be commissioned in December of 2012. Prior to commissioning of the Natrium facility, Rex will have the ability to receive interruptible service for natural gas liquids uplift through processing at Dominion’s Hastings Extraction/Fractionation Plant.

Illinois Basin – ASP Project Update

Oil response in the six producing well pilot area has continued to show positive results. Oil cut has increased to 12%, up from the 10% previously announced by Rex. Total pilot production has maintained a consistent range between 73 to 82 gross barrels of oil per day over the most recent reporting period. Five of the six producing wells have shown a steady increase in oil production and are now in the plateau stage of production and oil cut. Based on production from the first responding pattern, Rex has recovered incremental oil production totaling 6% of pattern pore volume, with four additional patterns tracking this recovery profile. Based on reliable reservoir engineering technology, Rex believes that the pilot’s results, coupled with reservoir simulation modeling, will represent recovery factors that are consistent with their internal estimates. “We continue to be very encouraged by the ASP pilot performance,” said Pat McKinney, Rex Energy’s President and Chief Operating Officer. “With additional confirming data over the next three months, we will be working with our third party engineers, Netherland, Sewell and Associates, to help determine the timing and extent of proved reserve bookings.”

Denver-Julesburg (DJ-Rockies) Basin

Rex Energy has completed drilling and completion operations on the Steege #1-33H well located in Laramie County, Wyoming and completed drilling of the Shapley #14-25H in Weld County, Colorado. Both of these wells have been determined to be non-commercial. Due to the company’s large inventory of liquids-weighted and higher-return projects within the its portfolio of assets, Rex Energy is pursuing strategic alternatives, including potential joint ventures or sales of its approximately 40,000 net acre position in the DJ Basin. Based on recent results in the DJ Basin, the company has expensed its remaining five well bore locations, which resulted in approximately $30.6 million in exploration expense for the third quarter. As of September 30, 2011, the company held approximately $25.5 million of carrying costs for developed and undeveloped properties on its balance sheet. Of this amount, approximately $23.9 million is related to undeveloped properties.

Third Quarter and Year to Date Financial Results

During the third quarter of 2011, revenue from commodity sales was approximately $30.3 million and revenue from hedging operations of $1.6 million. Total operating revenue for the third quarter, including revenue from cash-settled derivatives, was approximately $32.4 million. This is a 90% increase in operating revenue over the third quarter of 2010. During the nine months ending September 30, 2011, operating revenue, including revenue from cash settled derivatives, was approximately $87.2 million. This is an increase in operating revenue of 77% over the same period of 2010. The company reported a third quarter 2011 net loss of approximately $8.2 million, or $0.18 per share.

Realized prices after the effects of hedging were $86.05 per barrel for crude oil, $5.07 per Mcf for natural gas, and $54.69 per barrel for natural gas liquids. Realized prices after the effects of hedging increased 25% for crude oil, decreased 13% for natural gas and increased 123% for natural gas liquids as compared to the third quarter of 2010.

Lease operating expenses were approximately $9.1 million for the third quarter, or $2.26 per Mcfe. This is a decrease in cost per unit of production of approximately 35% when compared to the third quarter of 2010 and 11% below the second quarter of 2011. Lease operating expenses for the nine months ending September 30, 2011 were approximately $24.5 million, with LOE/Mcfe costs of approximately $2.51. This is a decrease of approximately 27% when compared to the same period in 2010. Decreases in costs per unit of production were primarily driven by increased natural gas production over the same periods in 2010.

General and administrative (G&A) expense, including non-cash compensation expense, was approximately $4.9 million for the third quarter of 2011, and approximately $20.1 million for the nine month period ending September 30, 2011, as compared to $5.0 million and $13.8 million for the comparable periods in 2010, respectively. This is a decrease of approximately 3% compared to the third quarter of 2010. Cash G&A expense, excluding non-cash compensation expenses, was approximately $4.6 million for the third quarter of 2011. This was approximately 13% below the low end of the company’s previously issued guidance of $5.3-$6.0 million. Cash G&A expenses for the nine month period ending September 30, 2011 were approximately $18.7 million. Decreases in costs per unit of production were primarily driven by increased natural gas production over the same periods in 2010.

The company incurred impairment expense in the amount of $2.4 million for the third quarter. This expense was primarily related to the expiry or surrender of oil and gas leases and the impairment of miscellaneous field equipment in Butler County.

EBITDAX, a measure that is not recognized by United States generally accepted accounting principles (GAAP), was approximately $18.8 million for the third quarter, or $0.42 per share. This was approximately 41% above second quarter 2011 EBITDAX of approximately $13.3 million, and 228% above EBITDAX for the third quarter 2010.

Adjusted earnings per share, also a non-GAAP measure, was approximately $6.4 million or $0.14 per share. This was approximately $0.05 per share above the second quarter of 2011 and $0.13 per share above the third quarter of 2010. Please refer to the tables below for detailed reconciliations of these non-GAAP measures.

Third Quarter and Full Year 2011 Capital Investments

During the third quarter, the company made capital investments of approximately $100.1 million, of which $51.5 million was used to fund the company’s Marcellus drilling operations, $3.0 million was used to lease additional acreage in the company’s Marcellus Shale areas, and $31.1 million was used to fund leasing acreage in its Warrior prospect in Carroll County, OH. An additional $2.0 million was used to fund the company’s joint venture midstream projects in its Appalachia region. The remaining $12.5 million was used to fund the company’s ASP projects, drilling projects in the DJ Basin and other developmental projects. The Marcellus capital investment funded the drilling of 15 gross (7.8 net) wells, fracture stimulation of 15 gross (8.1 net) wells, placing nine gross (4.5 net) wells into service and other projects related to drilling and completing wells in the Marcellus region.

The company is increasing its full year capital expenditure guidance to $270.0 million, up from its previously issued guidance of $235.6 million. The increase is largely due to increased well costs that the company is experiencing in its Appalachian region. The well costs are due to longer lateral lengths, testing of different fracture stimulation design methods and increased costs on its first Utica test location. The company has also begun to incur costs related to its 2012 drilling program, including site preparation and title work. Additional capital has been allocated to the leasing program in the Warrior prospect. A detailed breakdown of the new capital budget is available in Rex’s corporate presentation.

The remainder of the 2011 capital budget is expected to continue to be funded primarily by cash flows from operations and borrowings under our Senior Credit Facility, which as of September 30, 2011 had $86.0 million available for borrowing. The company has begun the next redetermination of its credit facility, which is scheduled to be completed prior to year end.

Preliminary 2012 Capital Expenditure Budget and Production Guidance

The company expects operational capital for 2012 to be within a range of $175-$190 Million, which should provide the company estimated annual production growth of 70-80 percent. Additional leasing capital will be based on the company’s ability to acquire acreage contiguous to its existing Appalachian projects. Detailed 2012 capital budget and production guidance will be provided in December.

Fourth Quarter and Full Year 2011 Guidance

Rex Energy is providing the following guidance for the fourth quarter of 2011 and full year 2011 ($ in millions):

	4Q2011	Previous Full Year 2011	Revised Full Year 2011
Production	46.0 – 50.0 MMcfe/d	37.0 – 40.4 MMcfe/d	No Change
Lease Operating Expense	$9.3 - $9.6	$31.0 - $34.0	No Change
Cash G&A	$5.0 - $6.0	$24.0 - $25.0	$23.5 - $24.5
December, 2011 Exit Rate	—	47.0 – 53.5 MMcfe/d	48.5 – 55.0 MMcfe/d

Upcoming Conference Schedule

Rex Energy’s management team will be participating in the following industry conferences. Presentation dates, times and webcast availability are all subject to change at the discretion of the conference organizer. Links to the webcasts, if available, can be found at www.rexenergy.com under the Investor Relations tab. The webcasts will be posted no later than 24 hours prior to the event, and will be available for 30 days. Please refer to the Rex Energy website for further details on these conferences and other upcoming events.

BMC Appalachian E&P Conference	November 8th	Boston, MA
Capital One Southcoast 2011 Energy Conference	December 6th-8th	New Orleans, LA

Conference Call Information

Management will host a live conference call and webcast on Wednesday, November 2, 2011 at 10:00 a.m. ET to review third-quarter financial results and operational highlights. All financial results released above and discussed on the third-quarter conference call will remain subject to our independent auditor’s review. The telephone number to access the conference call is (877) 849-6312. Presentation slides containing reference materials for the call and webcast will be available on the company’s website, www.rexenergy.com. Once on the homepage, select “Investor Relations” and then “Events and Presentations.” The replay of the event and reference materials will be available on the company’s website through December 3, 2011.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian, Illinois and Denver-Julesburg Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

*    *    *    *    *

Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to the company’s plans and expectations relating to timing of sales from the Cheeseman well, Utica Shale development, drilling and completion schedules for the remainder of 2011 and 2012, anticipated fracture stimulation activities, timing of capacity expansion programs in Westmoreland County, the Warrior Prospect, the ASP pilot, strategic alternatives for the Niobrara assets, estimates for lease operating and general and administrative expenses, adjustments to 2011 production and exit rate guidance and estimates for lease operating and general and administrative expenses, and potential strategies for funding the capital budget, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements typically contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” and similar words. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including (without limitation) the following:

•	adverse economic conditions in the United States and globally;

•	the difficult and adverse conditions in the domestic and global capital and credit markets;

•	domestic and global demand for oil and natural gas;

•	sustained or further declines in the prices the company receives for oil and natural gas;

•	the effects of government regulation, permitting and other legal requirements;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties about the estimates of the company’s oil and natural gas reserves;

•	the company’s ability to increase production and oil and natural gas income through exploration and development;

•	the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods;

•	the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

•	the effects of adverse weather on operations;

•	drilling and operating risks;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs and transportation pipelines;

•	changes in the company’s drilling plans and related budgets;

•	the adequacy of capital resources and liquidity including (without limitation) access to additional borrowing capacity; and

•	uncertainties associated with our legal proceedings and the outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

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For more information, please visit our website or contact:

www.rexenergy.com

Tom Stabley

Chief Executive Officer and Chief Financial Officer

(814) 278-7215

tstabley@rexenergycorp.com

Jesse Carl

Financial Analyst

(814) 278-7045

jcarl@rexenergycorp.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands)

	September 30, 2011 (Unaudited)	December 31, 2010
ASSETS
Current Assets
Cash and Cash Equivalents	$9,601	$11,008
Accounts Receivable	17,555	28,860
Short-Term Derivative Instruments	6,549	4,564
Deferred Taxes	—	—
Inventory, Prepaid Expenses and Other	1,437	1,327

Total Current Assets	35,142	45,759
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	314,975	241,586
Unevaluated Oil and Gas Properties	133,812	91,574
Other Property and Equipment	42,720	42,226
Wells and Facilities in Progress	72,246	37,393
Pipelines	4,080	4,080

Total Property and Equipment	567,833	416,859
Less: Accumulated Depreciation, Depletion and Amortization	(110,499)	(93,063)

Net Property and Equipment	457,334	323,796
Restricted Cash	25	16,111
Intangible Assets and Other Assets – Net	1,956	1,570
Equity Method Investments	37,282	18,399
Long-Term Derivative Instruments	5,061	1,450
Long-term Deferred Tax Assets	1,050	—

Total Assets	$537,850	$407,085

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$54,018	$49,401
Accrued Expenses	13,904	10,168
Short-Term Derivative Instruments	—	1,860
Current Deferred Tax Liability	1,527	1,908

Total Current Liabilities	69,449	63,337
Senior Secured Line of Credit and Long-Term Debt	154,095	10,120
Long-Term Derivative Instruments	—	1,517
Long-Term Deferred Tax Liability	189	5,930
Other Deposits and Liabilities	847	4,283
Future Abandonment Costs	18,338	17,222

Total Liabilities	$242,918	$102,409
Commitments and Contingencies
Stockholders’ Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 44,342,522 shares issued and outstanding on September 30, 2011 and 44,306,677 shares issued and outstanding on December 31, 2010.	44	44
Additional Paid-In Capital	376,370	373,856
Accumulated Deficit	(81,770)	(69,519)

Rex Energy Stockholders’ Equity	294,644	304,381
Noncontrolling Interests	288	295

Total Stockholders’ Equity	294,932	304,676

Total Liabilities and Stockholders’ Equity	$537,850	$407,085

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in Thousands, Except per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
OPERATING REVENUE
Oil and Natural Gas Sales	$30,342	$16,419	$81,572	$48,467
Other Revenue	496	437	1,837	834

TOTAL OPERATING REVENUES	$30,838	$16,856	$83,409	$49,301

OPERATING EXPENSES
Production and Lease Operating Expenses	9,100	6,471	24,457	18,182
General and Administrative Expense	4,887	5,015	20,059	13,750
(Gain) Loss on Disposal of Assets	6	(16,485)	464	(16,493)
Impairment Expense	2,379	2,419	14,182	3,567
Exploration Expense	30,552	(474)	33,765	2,972
Depreciation, Depletion, Amortization and Accretion	7,679	4,979	19,718	15,211
Other Operating Expense	595	295	1,552	861

TOTAL OPERATING EXPENSES	$55,198	$2,220	$114,197	$38,050

INCOME (LOSS) FROM OPERATIONS	$(24,360)	$14,636	$(30,788)	$11,251

OTHER INCOME (EXPENSE)
Interest Income	1	6	10	56
Interest Expense	(475)	(430)	(1,034)	(761)
Gain on Derivatives, net	12,174	1,988	12,787	10,040
Other Income (Expense)	41	(25)	59	(168)
Gain (Loss) on Equity Method Investments	105	(25)	(165)	(42)

TOTAL OTHER INCOME	$11,846	$1,514	$11,657	$9,125

INCOME (LOSS) BEFORE INCOME TAX	(12,514)	16,150	(19,131)	20,376
Income Tax Benefit (Expense)	4,368	(6,610)	6,866	(8,034)

INCOME (LOSS)	$(8,146)	$9,540	$(12,265)	$12,342
Net Income (Loss) Attributable to Noncontrolling Interests	44	(88)	(14)	(208)

NET INCOME (LOSS) ATTRIBUTABLE TO REX ENERGY	$(8,190)	$9,628	$(12,251)	$12,550

Earnings per common share – basic and diluted:
Basic — Net Income (Loss) Attributable to Rex Common Shareholder	$(0.18)	$0.22	$(0.28)	$0.29
Basic — Weighted average shares of common stock outstanding	44,384	44,051	44,353	43,409

Diluted — Net Income (Loss) Attributable to Rex Common Shares	$(0.18)	$0.22	$(0.28)	$0.29
Diluted — Weighted average shares of common stock outstanding	44,384	44,103	44,353	43,495

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Oil and gas sales (in thousands):
Oil sales	$15,583	$12,768	$48,033	38,131
Natural gas sales	11,485	3,478	26,218	9,843
Natural gas liquid sales	3,274	174	7,320	493
Cash-settled derivatives:
Crude oil	(5)	(630)	(648)	(2,328)
Natural gas	1,607	1,050	4,463	2,857

Total oil and gas sales including cash settled derivatives	$31,944	$16,840	$85,386	48,996

Production during the period:
Oil (Bbls)	181,027	175,869	523,946	514,524
Natural gas (Mcf)	2,583,768	774,154	5,768,163	2,109,086
Natural gas liquids (Bbls)	59,869	7,073	136,876	16,944

Total (Mcfe)[a]	4,029,143	1,871,806	9,733,099	5,297,894

Production – average per day:
Oil (Bbls)	1,968	1,912	1,919	1,885
Natural gas (Mcf)	28,084	8,415	21,129	7,726
Natural gas liquids (Bbls)	651	77	501	62

Total (Mcfe)[a]	43,795	20,346	35,652	19,406

Average price per unit:
Realized crude oil price per Bbl – as reported	$86.08	$72.60	$91.68	74.11
Realized impact from cash settled derivatives per Bbl	(0.03)	(3.58)	(1.24)	(4.52)

Net realized price per Bbl	$86.05	$69.02	$90.44	69.59

Realized natural gas price per Mcf – as reported	$4.44	$4.49	$4.55	4.67
Realized impact from cash settled derivatives per Mcf	0.62	1.36	0.77	1.35

Net realized price per Mcf	$5.06	$5.85	$5.32	6.02

Realized natural gas liquids price per Bbl – as reported	$54.69	$24.53	$53.48	$29.07
Realized impact from cash settled derivatives per Bbl	—	—	—	—

Net realized price per Bbl	$54.69	$24.53	$53.48	$29.07

LOE/Mcfe[a]	$2.26	$3.46	$2.51	$3.43

[a]	Natural gas is converted at the rate of one Mcf to one Mcfe. Oil and natural gas liquids are converted at a rate of one Bbl to six Mcfe

REX ENERGY CORPORATION

OIL AND GAS DERIVATIVES – CURRENT HEDGING POSITION a,b

	2011	2012	2013
Oil Derivatives (Bbl)
Volume	144,000 Bbls	600,000 Bbls	360,000 Bbls
Ceiling	$104.69	$111.08	$113.83
Floor	$68.54	$68.39	$73.67
Natural Gas Derivatives (Mcf)
Swap Contracts
Volume	510,000 Mcf	2,040,000 Mcf	720,000 Mcf
Price	$4.82	$5.22	$4.56
Swaption Contracts
Volume	—	600,000	—
Price	—	$5.25	—
Collar Contracts
Volume	480,000 Mcf	2,400,000 Mcf	4,560,000 Mcf
Ceiling	$6.58	$6.25	$6.07
Floor	$4.91	$4.88	$4.96
Put Contracts
Volume	180,000 Mcf	—	840,000 Mcf
Floor	$8.00	$—	$5.00
Put Contracts with Short Puts
Volume	180,000 Mcf	—	—
Floor	$5.00	$—	$—
Short Put	$3.68	$—	$—
Collar Contracts with Short Puts
Volume	180,000 Mcf	1,440,000 Mcf	720,000 Mcf
Ceiling	$5.25	$5.55	$5.85
Floor	$4.75	$4.88	$5.00
Short Put	$4.00	$4.00	$4.00

[a]	Oil hedges settle on the WTI – NYMEX price index while all gas hedging contracts settle on the Henry Hub NYMEX price index.
[b]	Hedging position as of October 31, 2011

The following table has been added to provide clarification on the components of Gain on Derivatives, net under Other Income (Expense) on the Consolidated Statements of Operations for each of the periods presented (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Realized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$(5)	$(630)	$(648)	$(2,328)
Natural Gas Derivatives	1,607	1,050	4,463	2,857
Interest Rate Derivatives	—	(196)	—	(588)

Total Realized Gains (Losses) from Financial Derivatives	$1,602	$224	$3,815	$(59)

Unrealized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$7,120	$(1,122)	$5,999	$5,405
Natural Gas Derivatives	3,452	2,703	2,973	4,155
Interest Rate Derivatives	—	183	—	539

Total Unrealized Gains (Losses) from Financial Derivatives	$10,572	$1,764	$8,972	$10,099

Gain on Derivatives, net	$12,174	$1,988	$12,787	$10,040

Non-GAAP Financial Measures

EBITDAX

“EBITDAX” means, for any defined period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: interest, income taxes, depreciation, depletion, amortization, accretion, unrealized losses from financial derivatives, exploration expenses, and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income. EBITDAX is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, such as the company’s commercial bank lenders, to analyze such things as:

•	Rex Energy’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Rex Energy’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates or return on alternative investment opportunities

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

Rex Energy has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in the company’s computations of EBITDAX. While Rex Energy has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not by fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

Rex Energy believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and ability to generate cash available for distribution. Because Rex Energy uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company is required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, Rex Energy believes it is important to consider both net income (loss) determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company’s net income (loss) from continuing operations to its EBITDAX from continuing operations for each of the periods presented ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net Income (Loss)	$(8,146)	$9,540	$(12,265)	$12,342
Add Back Depletion, Depreciation, Amortization & Accretion	7,679	4,979	19,718	15,211
Add Back Non-Cash Compensation Expense	314	213	1,340	1,168
Add Back Interest Expense	475	430	1,034	761
Add Back Impairment Expense	2,379	2,419	14,182	3,567
Add Back Exploration Expense	30,552	(474)	33,765	2,972
Less Interest Income	(1)	(6)	(10)	(56)
Add Back Realized Loss on Interest Rate Derivatives	—	196	—	588
Add Back (Less) (Gain) Loss on Disposal of Assets	6	(16,485)	464	(16,493)
Less Unrealized Gain from Financial Derivatives	(10,571)	(1,764)	(8,972)	(10,099)
Add Back (Less) Noncontrolling Interest Share of Net Loss (Income)	(44)	88	14	208
Add Back (Less) Equity Method EBITDAX	521	(7)	952	(21)
Add Back (Less) Income Tax Expense (Benefit)	(4,368)	6,610	(6,866)	8,034

EBITDAX From Continuing Operations	$18,796	$5,739	$43,356	$18,182

Earnings Comparable with Analyst Estimates

“Earnings Comparable with Analyst Estimates” means, for any period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: unrealized losses from financial derivatives, non-cash compensation expense, dry hole expenses and impairment, minus all gains from unrealized financial derivatives and deferred income tax benefits, added to net income. Earnings Comparable with Analyst Estimates is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Earnings Comparable with Analyst Estimates is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy has reported Earnings Comparable with Analyst Estimates because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Earnings Comparable with Analyst Estimates as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of Rex Energy’s net income (loss) from continuing operations to its Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Income (Loss) Before Income Taxes, as reported	$(12,514)	$16,150	$(19,131)	$20,376
Less Unrealized Gain from Financial Derivatives	(10,571)	(1,764)	(8,972)	(10,099)
Add Back Impairment of Unproved Properties	2,379	2,419	14,182	3,567
Add Back Dry Hole Expense	30,216	1	30,529	2
Add Back Non-Cash Compensation Expense	314	213	1,340	1,168
Add Back (Less) Loss (Gain) on Disposal of Assets	6	(16,485)	464	(16,493)
Add Back (Less) Loss (Income) Attributable to Noncontrolling Interests	(44)	88	14	208

Income (Loss) Before Income Taxes, adjusted	$9,786	$622	$18,426	$(1,271)
Income Tax Expense (Benefit), adjusted [a]	(3,406)	(253)	(6,615)	496

Net Income (Loss) Attributable to Rex Energy, adjusted	$6,380	$369	$11,811	$(775)

Basic Net Income (Loss) Comparable to Analyst Estimates per Share	$0.14	$0.01	$0.27	$(0.02)
Basic – Weighted average shares of common stock outstanding	44,384	44,051	44,353	43,409

Diluted Net Income (Loss) Comparable to Analyst Estimates per Share	$0.14	$0.01	$0.27	$(0.02)
Diluted – Weighted average shares of common stock outstanding	44,384	44,103	44,353	43,409

[a]	Income tax adjustment represents the effect of our effective tax rate on Income (Loss) Before Income Taxes, adjusted